Fidelity Bond Coverage

Underwriter:	Continental Casualty Company

Period for which premiums have been paid: From 12:01 a.m. on 8/19/2018 to 12:01 a.m. on 8/19/2019.

Policy Number: 169906855

Company	Coverage	Premium*
The Advisors’ Inner Circle Fund	$40,000,000	$28,742
The Advisors’ Inner Circle Fund II	$40,000,000	$8,593
The Advisors’ Inner Circle Fund III	$40,000,000	$4,273
Bishop Street Funds	$40,000,000	$185
The KP Funds	$40,000,000	$11,511
Causeway Capital Management Trust	$40,000,000	$11,742
SEI Tax Exempt Trust	$40,000,000	$4,627
SEI Daily Income Trust	$40,000,000	$9,094
SEI Institutional International Trust	$40,000,000	$7,327
SEI Institutional Managed Trust	$40,000,000	$26,868
SEI Asset Allocation Trust	$40,000,000	$1,084
SEI Institutional Investments Trust	$40,000,000	$50,041
Adviser Managed Trust	$40,000,000	$3,307
New Covenant Funds	$40,000,000	$967
SEI Structured Credit Fund, L.P.	$40,000,000	$1,604
SEI Insurance Products Trust	$40,000,000	$45
SEI Catholic Values Trust	$40,000,000	$342
Gallery Trust	$40,000,000	$408
Schroder Series Trust	$40,000,000	$155
Schroder Global Series Trust	$40,000,000	$884

*	SEI service entities bear 20% of the total cost of $214,750 or $42,950 leaving $171,800 to be distributed among insured funds.